EXHIBIT 99.3

To Form 8-K dated January 24, 2013

Seacoast Banking Corporation of Florida

Fourth Quarter 2012

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, ability to realized deferred tax assets, cost savings, enhanced revenues, economic and seasonal conditions in our markets, and improvements to reported earnings that may be realized from cost controls and for integration of banks that we have acquired, as well as statements with respect to Seacoast’s objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of Seacoast to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “support”, “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “further”, “point to,” “project,” “could,” “intend” or other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the effects of future economic and market conditions, including seasonality; governmental monetary and fiscal policies, as well as legislative, tax and regulatory changes; changes in accounting policies, rules and practices; the risks of changes in interest rates on the level and composition of deposits, loan demand, liquidity and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks, sensitivities and the shape of the yield curve; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market areas and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; and the failure of assumptions underlying the establishment of reserves for possible loan losses. The risks of mergers and acquisitions, include, without limitation: unexpected transaction costs, including the costs of integrating operations; the risks that the businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the potential failure to fully or timely realize expected revenues and revenue synergies, including as the result of revenues following the merger being lower than expected; the risk of deposit and customer attrition; any changes in deposit mix; unexpected operating and other costs, which may differ or change from expectations; the risks of customer and employee loss and business disruption, including, without limitation, as the result of difficulties in maintaining relationships with employees; increased competitive pressures and solicitations of customers by competitors; as well as the difficulties and risks inherent with entering new markets.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2011 under “Special Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors”, and otherwise in our SEC reports and filings. Such reports are available upon request from the Company, or from the Securities and Exchange Commission, including through the SEC’s Internet website at http://www.sec.gov.

Highlights

•	4Q net interest margin increased 5 basis points to 3.22%

•	Residential mortgage production remained strong

•	Noninterest income* in the fourth quarter was up 14.9% compared to prior year

•	Core operating expenses well managed

•	Noninterest bearing demand deposit organic growth was $94.5 million or 28.8% year over year

•	Other real estate owned declined by 43% year over year

•	Solid capital position with estimated tangible common equity (TCE) ratio of 7.2% when DTA valuation allowance of $44.5 million is recaptured.

•	Distinctive value proposition has continued to grow the franchise and improve long term profitability and shareholder value

* Excluding securities gains and change in fair value of a commercial loan available for sale

Noninterest Income *

Growth in deposit accounts and mortgage banking leads to improved fee growth

(In thousands)

* Excluding securities gains and change in fair value of a commercial loan available for sale

Noninterest Expense

Core operating expense managed

Net Interest Margin

Opportunities:

•	Loan growth
•	Reduction of cost of deposits
•	Nonperforming asset resolution

Threats:

•	Market pressures

Mortgage Banking Gains

Our focus on building production capacity is paying off

Building Fee Based Revenues

Interchange Income

Our focus on building franchise households is paying off

Building Fee Based Revenues

Positive Household Growth

Aggregate Households

Demand Deposits – Personal

Building the Balance Sheet

Demand Deposits – Business

Building the Balance Sheet

Core Ending Deposit Growth

Favorable core growth rate

	(In millions)
	4Q-2011	4Q-2012	Year Over Year Increase (Decrease)

Noninterest Bearing Deposits	$328	$423	28.8%
Savings Deposits	922	1,018	10.4%

Other Time Certificates	249	191	-23.3%

Time certificates of $100,000 or more	219	127	-41.8%

Total Deposits	$1,719	$1,759

Core Ending Deposits

Favorable trend in lower cost deposits

Credit Analysis

	($ in thousands)
	4Q-2012	3Q-2012	2Q-2012	1Q-2012	4Q-2011

Net charge-offs	$2,151	$2,416	$6,275	$3,415	$3,268
Net charge-offs to average loans	0.69%	0.79%	2.05%	1.13%	1.07%

Loan loss provision	$1,136	$900	$6,455	$2,305	$432
Allowance to loans at end of period	1.80%	1.92%	2.02%	2.01%	2.12%
Coverage ratio – NPLs	53.97%	52.01%	50.81%	58.62%	89.62%

Capital Ratios

	4Q-2012 Estimate	3Q-2012 Actual	2Q-2012 Actual	1Q-2012 Actual

Tier 1 Capital Ratio	17.08%	17.41%	17.17%	17.36%
Total Risk Based Capital Ratio	18.33%	18.67%	18.43%	18.62%
YTD Average Equity to YTD Average Assets	7.81%	7.84%	7.87%	7.85%
Tangible Equity to Tangible Assets	7.55%	7.96%	7.77%	7.79%
Tangible Common Equity to Tangible Assets	5.31%	5.63%	5.49%	5.58%
Tangible Common Equity to Risk Weighted Assets	9.29%	9.63%	9.52%	9.90%

Seminole
Orange
Brevard
Indian River
Okeechobee
St. Lucie
Martin
Palm Beach
Hardee
Highlands
Desoto
Glades
Hendry